EXHIBIT 99.1

Innotrac Corporation Announces 2012 First Quarter Results

ATLANTA, GA (May 15, 2012) – Innotrac Corporation (NASDAQ-GM: INOC) announced financial results today for the first quarter ended March 31, 2012.  The Company reported a 23.3% increase in service revenues to $21.3 million for the quarter versus $17.3 million reported in the comparable period in 2011.  The increase in service revenue for the quarter ended March 31, 2012 was primarily due to the addition of new client programs and a net increase in volume from existing clients.

Total revenues, which include service and freight revenue, increased 15.3% for the three months ended March 31, 2012 when compared to the same periods in 2011.  Total revenues were $24.2 million for the three months ended March 31, 2012 compared to $21.0 million for the same period in 2011.  Freight revenues declined for the three month period when compared to comparable period in 2011 but have minimal impact on the Company’s operating income since they are billed as pass through expenses.

The Company reported net income of $445,000, or $0.03 per share, fully diluted, for the three months ended March 31, 2012, versus a net loss of $526,000, or ($0.04) per share in the comparable period of 2011.

“Our 23.3% service revenue growth in the first quarter was largely focused in the online retail segment.  Since some of our new clients are just beginning their eCommerce programs, we are eagerly working with them to increase their market presence.  Operationally, our ability to absorb the additional volumes on our existing infrastructure gives us the leverage we’ve been expecting and resulted in our generating $445,000 of net income in the quarter,” said Scott Dorfman, Innotrac’s CEO.

“In anticipation of future growth, we increased our capital expenditures in the quarter to $1.6 million from $365,000 in 2011 and expect to have our new Groveport, Ohio facility on line in the second quarter.  Consistent with our expectations, we ended the quarter with no outstanding advances on our line of credit and $1.1 million in cash,” said George Hare, CFO.

Innotrac

Innotrac Corporation, founded in 1984 and based near Atlanta, Georgia, is a best-of-breed commerce provider integrating digital technology, fulfillment and contact center solutions to support global brands.  The Company employs sophisticated order processing and warehouse management technology and operates eight fulfillment centers and one call center spanning all time zones across the continental United States.  Innotrac Europe GmbH has a network of fulfillment centers, call centers, and returns processing facilities with operations in the UK, Germany, France, Denmark, Sweden, Poland, Austria, Italy, Switzerland, Ireland, Spain and the Netherlands.  For more information about Innotrac, visit the Innotrac Website, www.innotrac.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements in this release include statements relating to future events and developments, as well as management’s expectations, beliefs, plans, estimates and projections relating to the future.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac’s operating results, performance or financial condition are competition, the demand for Innotrac’s services, Innotrac’s ability to retain its current clients, Innotrac’s success in growing its existing client base and developing new business, Innotrac’s ability to maintain or improve gross margins in the face of increasing revenues and pricing pressures, realization of expected revenues from new clients, the general state of the  industries that the Company serves, changing technologies, and numerous other factors discussed in Innotrac’s 2011 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

George Hare
Chief Financial Officer
678-584-4020
ghare@innotrac.com

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INNOTRAC CORPORATION Condensed Consolidated Statements of Operations (in thousands, except per share amounts)

	Three Months Ended
	March 31,
	(Unaudited)
	2012	2011
Service revenue	$21,320	$17,287
Freight revenue	2,850	3,682
Total revenue	24,170	20,969

Cost of service revenues	10,334	7,752
Freight expense	2,765	3,638
Selling, general and
administrative expenses	9,749	9,208
Depreciation and amortization	825	851
Total operating expenses	23,673	21,449
Operating income (loss)	497	(480)
Interest expense	53	46
Other expense	(1)	-
Total other expense	52	46
Net income (loss) before income taxes	445	(526)
Income tax	-	-
Net income (loss)	445	(526)
Net loss attributable to noncontrolling interest	-	-
Net income (loss) attributable to Innotrac	$445	$(526)

Earnings (loss) per share:
Basic	$0.03	$(0.04)
Diluted	$0.03	$(0.04)

Weighted average shares
outstanding:
Basic	13,029	12,861
Diluted	13,029	12,861

INNOTRAC CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2012	December 31, 2011
ASSETS	(Unaudited)
Current Assets:
Cash	$1,102	$3,283
Accounts receivable (net of allowance for doubtful accounts of $99 at March 31, 2012 and $97 at December 31, 2011)	16,137	16,977
Inventory	689	743
Prepaid expenses and other	1,155	1,066
Total current assets	19,083	22,069

Property and equipment, net	13,229	11,173
Other assets, net	1,267	1,100
Total assets	$33,579	$34,342

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$6,830	$7,914
Line of credit	-	-
Accrued expenses and other	4,101	4,484
Total current liabilities	10,931	12,398

Noncurrent Liabilities:
Other non-current liabilities	2,353	2,128
Total noncurrent liabilities	2,353	2,128

Total shareholders' equity	20,295	19,816
Total liabilities and shareholders' equity	$33,579	$34,342

INNOTRAC CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended December 31,
	(Unaudited)
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$445	$(526)
Adjustments to net loss:
Depreciation and amortization	825	851
Provision for bad debts	3	22
Stock compensation expense (income)-stock options	-	1
Stock compensation expense-restricted stock	31	(74)
Changes in operating assets and liabilities:
Accounts receivable, gross	837	(956)
Inventory	54	2,846
Prepaid assets and other	(77)	(61)
Other long-term assets	(87)	19
Accounts payable, accrued expenses and other	(2,360)	(1,268)
Other long-term liabilities	(59)	103
Net cash provided by operating activities	(388)	957

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,664)	(365)
Net change in noncurrent assets and liabilities	-	(6)
Cash used in investing activities	(1,664)	(371)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under line of credit	-	-
Capital lease payments	(114)	(65)
Loan fees paid	(15)	(30)
Cash used in financing activities	(129)	(95)

Net (decrease) increase in cash	(2,181)	491
Cash, beginning of period	3,283	238
Cash, end of period	$1,102	$729